CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Purisima Funds and to the use of our reports dated September 22, 2006 on the financial statements and financial highlights of The Purisima Total Return Fund and The Purisima All-Purpose Fund, each a series of The Purisima Funds. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 28, 2006